AMENDMENT  NO. 2 TO

DOLLAR GENERAL CORPORATION

1998 STOCK INCENTIVE PLAN

(As Amended and Restated effective June 2, 2003,

as modified through August 26, 2003)

Section 9(ii) of the Dollar General Corporation 1998 Stock Incentive Plan (the “Plan”) is amended, effective as of January 25, 2006, to read in its entirety as follows:

(ii)

subject to the limitations set forth below in this Section 9(a), the Board or the Committee may determine in its sole discretion at any time prior to any Change in Control that the value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units and Outside Director Options, in each case to the extent vested, shall be cashed out on the basis of the “Change in Control Price” as defined in Section 9(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.